Exhibit 99.1

Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations:
President and Chief Operating Officer	Lisa M. Wilson
Tel: (216) 431-9900	In-Site Communications
bjlehmann@athersys.com	Tel: (917) 543-9932
lwilson@insitecony.com

ATHERSYS REPORTS THIRD QUARTER 2012 RESULTS

Management to host conference call at 4:30pm EST today

CLEVELAND, November 8, 2012 – Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the third quarter ended September 30, 2012. Third quarter and recent highlights include:

•

Received net proceeds of approximately $21.1 million through the issuance of 22,772,300 shares of common stock (including the full exercise of the underwriter’s over-allotment option) at a price of $1.01 per share in a public common stock offering early in the fourth quarter, putting Athersys in a strong financial position to achieve important clinical and business development milestones;

•

Completed enrollment in the first part of the Phase 2 clinical study of MultiStem® cell therapy to treat ischemic stroke, with the recommendation of the independent safety committee to proceed with high dose administration for the remainder of the study;

•	Published in the Journal of Neuroinflammation a preclinical study demonstrating the administration of MultiStem reduces inflammation and promotes tissue repair following traumatic brain injury;

•	Presented new preclinical data demonstrating the potential benefits of MultiStem for treating multiple sclerosis and spinal cord injury;

•	Granted orphan drug designation by the FDA for MultiStem cell therapy to treat Hurler’s Syndrome;

•	Received the “Technical Application of the Decade” award in Manufacturing from BioProcess International for the use of an automated bioreactor system to produce MultiStem;

•	Received a milestone payment from RTI Biologics, Inc. (“RTI”) of $1.0 million in connection with our collaboration for orthopedic allograft implants, and we agreed to provide technical support to RTI;

•	Recorded revenues of $1.0 million and a net loss of $3.4 million for the quarter ended September 30, 2012; and

•	Ended the quarter with $7.9 million in cash and cash equivalents, which excludes the net proceeds received in the public common stock offering completed early in the fourth quarter.

“The third quarter of 2012 was marked by progress in our two ongoing Phase 2 clinical studies of MultiStem for ulcerative colitis and ischemic stroke,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer. “We completed the initial phase of our stroke study, and the independent safety committee reviewed the data, noting that the two doses studied were safe and well tolerated. The committee recommended that we proceed with the remainder of the study using the higher dose level of MultiStem. We believe this dosing level provides the best opportunity to provide a meaningful benefit to patients and are excited about moving the trial ahead, as well as continuing to advance our Phase 2 program in ulcerative colitis with Pfizer.”

“Importantly, we recently completed a public common stock offering, receiving $21.1 million in net proceeds and putting the company in a strong financial position to achieve some important clinical and business development milestones. In addition to enrolling our ischemic stroke study and providing support to Pfizer as it advances the ulcerative colitis study, we are focused on advancing our partnering discussions involving our 5HT2c program for obesity and schizophrenia, as well as certain programs involving MultiStem,” added Dr. Van Bokkelen. “Maintaining a solid balance sheet is critical to achieving our goal of establishing value enhancing partnerships that will accelerate development in certain areas and generate additional capital to support advancement of programs that we are developing on our own,” concluded Dr. Van Bokkelen.

Third Quarter Results

For the three months ended September 30, 2012, total revenues were $1.0 million as compared to $2.4 million in the three months ended September 30, 2011. The decrease reflects the impact of our arrangements with our collaborators, Pfizer Inc. (NYSE:PFE) and RTI (Nasdaq: RTIX), and the end of the estimated performance period for the Pfizer collaboration in June of this year, partially offset by increased grant revenue in the third quarter of 2012. RTI milestone payments received during the quarter and prior to year end aggregating $2.0 million will be recognized as revenue during the remainder of 2012. Research and development expenses decreased to $4.1 million, as compared to $4.3 million in the third quarter of 2011, due to reduced clinical and preclinical development costs related primarily to clinical manufacturing, and reduced patent legal fee expenses, partially offset by increases in personnel costs and sponsored research costs during the period. General and administrative expenses were $1.1 million during the 2012 third quarter, as they were during the 2011 third quarter. Other income, net, which relates primarily to the change in the valuation of our warrant liabilities, was $0.8 million for three months ended September 30, 2012, which is level with the prior year period. Net loss for the three months ended September 30, 2012 was $3.4 million, compared to a net loss of $2.3 million for the three months ended September 30, 2011.

In the third quarter ended September 30, 2012, we used net cash of $3.6 million in our operating activities, as compared to $4.2 million in the prior year period. At September 30, 2012, we had $7.9 million in cash and cash equivalents.

Conference Call

As previously announced, Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host a conference call today to review the results as follows:

Date	November 8, 2012
Time	4:30 p.m. (Eastern Time)
Telephone access: U.S. and Canada	800-273-1254
Telephone access: International	973-638-3440
Access code	59394077
Live webcast	www.athersys.com, under the Investors section

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on November 15, 2012, by dialing 800-585-8367 or 855-859-2056 (U.S. and Canada), or 404-537-3406, and entering access code 59394077. The archived webcast will be available for one year at the aforementioned URL.

About Athersys

Athersys is a clinical stage biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived “off-the-shelf” stem cell product platform for disease indications in the cardiovascular, neurological, inflammatory and immune disease areas. The Company currently has several clinical stage programs involving MultiStem, including for treating inflammatory bowel disease, ischemic stroke, damage caused by myocardial infarction, and for the prevention of graft-versus-host disease. Athersys has also developed a diverse portfolio that includes other technologies and product development opportunities, and has forged strategic partnerships and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.

The Athersys, Inc. logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=4548

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction, stroke and other disease indications, including lysosomal storage disorders, and the prevention of graft-versus-host disease. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to raise additional capital; final results from our MultiStem clinical trials; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements; the success of our efforts to enter into new strategic partnerships and advance our programs; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables Follow)

Athersys, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2012	2011
	(Unaudited)	(Note)
Assets
Cash, cash equivalents and available-for-sale securities	$7,903	$12,784
Other current assets	808	1,622
Equipment, net	1,338	1,267
Deposits and other	28	28

Total assets	$10,077	$15,701

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$3,555	$4,280
Deferred revenue	759	3,140
Warrant liabilities and note payable	3,813	983
Total stockholders’ equity	1,950	7,298

Total liabilities and stockholders’ equity	$10,077	$15,701

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2011 has been derived from the audited financial statements as of that date.

Athersys, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues
Contract revenue	$623	$2,071	$5,356	$6,712
Grant revenue	392	283	1,063	1,067

Total revenues	1,015	2,354	6,419	7,779

Costs and expenses
Research and development	4,105	4,328	14,701	13,360
General and administrative	1,079	1,110	3,500	3,721
Depreciation	81	75	236	202

Total costs and expenses	5,265	5,513	18,437	17,283

Loss from operations	(4,250)	(3,159)	(12,018)	(9,504)
Interest income	6	11	21	78
Other income (expense), net	795	807	499	(68)

Net loss	$(3,449)	$(2,341)	$(11,498)	$(9,494)

Basic and diluted net loss per share	$(0.12)	$(0.10)	$(0.41)	$(0.41)
Weighted average shares outstanding, basic and diluted	29,800,452	23,502,932	28,256,873	22,966,047
Other comprehensive (loss) income items	—	—	(28)	10

Comprehensive loss	$(3,449)	$(2,341)	$(11,526)	$(9,484)

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